Exhibit 99.1
Element Solutions Inc Completes Acquisition of Micromax®
MIAMI-- February 2, 2026 -- Element Solutions Inc (NYSE:ESI) ("Element Solutions," “ESI” or the “Company”), a global and diversified specialty chemical technology company, announced today that it has completed its previously announced acquisition of Micromax.
Chief Executive Officer Benjamin Gliklich said, “We are excited to welcome Micromax and its outstanding team to Element Solutions. While we are coming off a record year, Micromax is also inflecting positively with high-single digit organic revenue growth in 2025. We are looking forward to supporting its further success as part of our industry-leading Electronics portfolio.”
The Micromax acquisition was funded through a $450 million add-on to ESI’s existing senior secured term loan B due 2030, which closed simultaneously with the acquisition. As part of this financing, the Company also entered into a new 5-year $500 million revolving credit facility, upsizing its prior revolving facility by $125 million and extending its maturity to 2031.
About Element Solutions Inc
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-looking Statements
This press release contains forward-looking statements related to, without limitation, the expected benefits of the Micromax acquisition. These statements, based on information available as of the current date, are believed to be reasonable, though are inherently difficult to predict. Actual results could differ materially from those projected as a result of certain factors, such as factors included in Element Solutions’ public filings. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Varun Gokarn
Vice President, Strategy & Integration
Element Solutions Inc
1-203-952-0369
IR@elementsolutionsinc.com
Media Contact:
Scott Bisang / Ed Hammond / Tali Epstein
Collected Strategies
1-212-379-2072
esi@collectedstrategies.com